Exhibit 99.1


                       RITE AID REFINANCING COMPLETED

  APPROXIMATELY $640 MILLION IN ADDITIONAL FUNDS AVAILABLE TO SUPPORT NEW
                        MANAGEMENT'S TURNAROUND PLAN

            $285 MILLION OF BANK DEBT CONVERTED TO COMMON STOCK


CAMP HILL, PA, June 14, 2000 - Rite Aid Corporation (NYSE, PSE: RAD) announced today that it has successfully completed its previously announced refinancing, which makes available approximately $640 million in additional funds for working capital and general corporate purposes. The refinancing also extends the maturity dates of a substantial portion of the Company's debt so that no significant debt matures before August, 2002.

"This refinancing gives us additional funds and time to support the Company's turnaround plan. We and our 85,000 loyal, hard-working employees thank our new lenders, our existing lenders, our bondholders and our vendors for the confidence they've shown in the future of Rite Aid," said Bob Miller, Rite Aid chairman and chief executive officer.

Rite Aid's refinancing includes a new syndicated $1 billion senior secured credit facility led by agent Citibank, N.A., which will provide approximately $640 million in additional funds. The remainder of the facility was used to repay the Company's $300 million asset securitization facility and will be used to pay fees and expenses associated with the refinancing transactions. The new senior secured credit facility, which matures August 1, 2002, is secured by inventory, accounts receivable and certain other assets owned by Rite Aid subsidiaries.

Also part of the refinancing is the modification of approximately $3.2 billion of existing indebtedness of Rite Aid, including approximately $2.2 billion of debt led by agent bank J.P. Morgan and held by banks and other financial institutions, which will now mature August 15, 2002; $213 million of obligations under synthetic leases; and a total of $467.5 million of 5.5% notes due in 2000 and 6.7% notes due in 2001, approximately $374.3 million of which have been exchanged and approximately $93.2 million of which the Company has arranged to have refinanced for new 10.5% Senior Secured Notes due September 15, 2002. In exchange for the extensions and modifications, all of the modified debt, including the bank debt and the new notes, is secured by a second lien on the collateral securing the new $1 billion senior secured credit facility.

The Company also said that as part of the refinancing, $285 million of its existing bank debt has been converted into Rite Aid common stock at a price of $5.50 per share. J.P. Morgan, one of the Company's principal lenders, has converted $200 million of that debt into equity, while 12 other financial institutions have converted $85 million of that debt into equity.

This press release may contain forward-looking statements, which are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include the preparation of restated historic finan cial statements, final audit adjustments, completion of the SEC's review of the Company's financial reporting, the outcome of certain litigation against, and governmental investigations regarding, the Company, and the impact of possible asset sales or other corporate transactions which the Company is currently consider ing but the consummation of which is not assured. Additional factors could include competitive pricing pressures, third-party prescription reimbursement levels, continued consolidation of the drugstore industry, consumer preferences, regulatory changes governing pharmacy practices, general economic conditions, inflation, merchandise supply constraints, interest rate movements, access to capital, the development of the Internet market for pharmaceuticals, availability of real estate, construction and start-up of drugstore and distribution center facilities. Conse quently, all of the forward-looking statements made in this press release are quali fied by these and other factors, risks and uncertainties. Readers are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.

Investors:  Dave Jessick (717) 975-5750

Media:  Sara Datz (717) 975-5718